Exhibit 99.1

NAPCO ANNOUNCES PLAN TO BUY BACK UP TO 1,000,000 OF ITS OUTSTANDING SHARES

Amityville, NY, September 18, 2014 -- NAPCO Security Technologies, Inc. (Nasdaq:NSSC) one of the world's leading solutions providers and manufacturers of high-technology electronic intrusion security, connected home, school lockdown systems, video and fire systems, as well as enterprise-class access control and door locking products, announced today that its board of directors has authorized the repurchase of up to 1 million of the approximately 19.4 million shares outstanding.

NAPCO said the repurchase will be made from time to time in the open market or in privately negotiated transactions subject to market conditions and the market price of the common stock.

NAPCO CEO Richard Soloway stated, “Our growing portfolio of exciting new products including those with recurring revenue, and NAPCO’s established and loyal distribution network are just a few of several factors that could result in accelerating growth going forward. In view of the Company’s prospects, NAPCO’s board of directors believes that at current prices the repurchase of shares is an attractive use of the Company’s capital.”

Soloway concluded, “With our share repurchase program announcement today, we reaffirm our confidence and optimism in the long-term future of the Company and our continued commitment to increase shareholder value.”

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security, connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.